Exhibit 8

                              LIST OF SUBSIDIARIES


        We have the following significant subsidiaries:

                                                  Country of        Ownership
        Subsidiary Name                           Incorporation     Percentage
        ----------------------------------------  -------------     ----------
        Attunity Inc............................  United States          100%
        Attunity (UK) Limited...................  United Kingdom         100%
        Attunity France.........................  France                 100%
        Attunity Australia......................  Australia              100%
        Attunity Hong Kong Limited..............  Hong-Kong (PRC)        100%
        Attunity Singapore PTE Ltd..............  Singapore              100%
        Attunity Israel (1992) Ltd..............  Israel                 100%
        Attunity Software Services (1991) Ltd...  Israel                98.8%